As filed with the Securities and Exchange Commission on March 7, 2022

Registration No. 333-259790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Offerpad Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	6531	85-2800538
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2150 E. Germann Road, Suite 1

Chandler, Arizona 85286

(844) 388-4539

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin Aronovitch, Chief Legal Officer

2150 E. Germann Road, Suite 1

Chandler, Arizona 85286

(844) 388-4539

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Justin Hamill

Drew Capurro

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(202) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-259790)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Offerpad Solutions Inc. (File No. 333-259790), initially filed on September 24, 2021 and declared effective by the Securities and Exchange Commission on October 1, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Deloitte & Touche LLP with respect to its report dated March 7, 2022 relating to the financial statements of Offerpad Solutions Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 6 dated March 7, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of Deloitte & Touche LLP (with respect to Offerpad Solutions Inc. consolidated financial statements).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Arizona, on this 7th day of March, 2022.

Offerpad Solutions Inc.

By:	/s/ Brian Bair
Brian Bair Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Brian Bair Brian Bair	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 7, 2022

/s/ Michael Burnett Michael Burnett	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 7, 2022

* Katie Curnutte	Director	March 7, 2022

* Kenneth DeGiorgio	Director	March 7, 2022

* Alexander Klabin	Director	March 7, 2022

* Ryan O’Hara	Director	March 7, 2022

* Sheryl Palmer	Director	March 7, 2022

* Roberto Sella	Director	March 7, 2022

March 7, 2022

*By:	/s/ Michael Burnett
Michael Burnett Attorney-in-fact